EXHIBIT 10.2
ADDENDUM TO LETTER OF EMPLOYMENT AGREEMENT

internal correspondence
Human Resources Department

date:	December 14, 2005

to:	Kenneth Imler	from:	Carl W. Staples

Subject:	Addendum to Letter of Employment
This is an addendum to our letter of employment dated September 15, 2005.
We would like to confirm our verbal agreement regarding the terms of your relocation:
•	You have decided not to sell your home in Denver, CO.

•	Arrow agreed to set aside a Relocation Fund of $60,000.00 to cover the expenses for you and your spouse to travel between homes in Denver, CO and Reading, PA.

•	The net expense amounts will be applied to the Relocation Fund.

•	You will submit to Human Resources an Expense Report for expenses related to such travel. All relocation expenses will be grossed up for tax purposes.

•	The Relocation Fund will be available to you as of February 1, 2006 and will be discontinued when the fund is exhausted or you become inactive in your employment status with Arrow International, Inc.
Please acknowledge receipt of this Addendum by signing the space provided blow. Should you have any questions, please feel free to contact me or Janet Guan.

/jyg Agreed:	Date:

/s/ Kenneth E. Imler Kenneth E. Imler	12/14/05